Exhibit 10.2

AMENDMENT TO AGREEMENT

This Amendment to Agreement (“Amendment”) is made by and between MYnd Analytics, Inc. (hereinafter “MYnd”) and George C. Carpenter, IV (hereinafter “Employee”) and is effective as of the last date set forth below (the “Effective Date”).

On or about September 7, 2007, Employee and MYnd entered into a letter Agreement for at will employment which was subsequently amended on April 19, 2018 and then again on May 25, 2018 (collectively, the “Agreement.”).

The parties agree that the Agreement will be amended as follows: (i) The first sentence of Paragraph 1 shall be changed from: “Upon acceptance of this offer, you will become President of the Company, reporting to the Chief Executive Officer” to “You will have the title of President and Chief Innovation Officer of the Company or a successor business of the Company, reporting to the Chief Executive Officer”; and (ii) unless otherwise agreed upon by the parties, the Agreement shall terminate on December 31, 2019.

In consideration of your agreement as set forth above, the Company will grant to you an option to purchase 50,000 shares of common stock of the Company, which shall vest over a 12 month period. Except as expressly modified by this Amendment, the Agreement shall be and remain in full force and effect in accordance with its terms and shall constitute the legal, valid, binding and enforceable obligations to the parties. Nothing herein entitles the Employee to any additional grants of equity or other compensation other than as expressly set forth in the Agreement for the periods following the date hereof. This Amendment and the Agreement (including any written amendments thereto), collectively, are the complete agreement of the parties and supersede any prior agreements or representations, whether oral or written, with respect thereto.

Agreed and Accepted:

Date: December 12, 2018

Employee		MYnd Analytics, Inc.

By:	/s/ George Carpenter	By:	/s/ Dr. Robin L. Smith
	George Carpenter		Dr. Robin L. Smith,
Chairman